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EXHIBIT 10.4

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT, AS INDICATED BY "***", PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT THAT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DISTRIBUTION AGREEMENT

        (1)  Parties, Appointment and Purpose:    This Agreement is between Jones Soda Co., its successors and assigns, 234 9th Avenue North, Seattle, WA 98109 [TEL: (206) 624-3357; FAX (206) 624-6857; EMAIL: mail@jonessoda.com] ["Supplier"] and Jones Soda of Michigan LLC, 4124 Manchester Road, Kalamazoo, Michigan, USA, 49001 [TEL: (616) 382-4200; FAX: (616) 382-1109] ["Distributor"]. Supplier is appointing Distributor to sell Supplier's Products within Distributor's Territory. Exhibit A describes the "Products," "Territory" and contains the terms of sale. The Territory shall be Exclusive except as set forth on Exhibit A. Both parties know that their individual success will be determined by how effectively and efficiently they cooperate with each other. Both parties agree that the goal of this Agreement is to sell as much of the Products as possible while maintaining quality control, and preserving the image of Supplier's brand and Distributor's goodwill with its customers while at all times dealing with each other fairly and in good faith.

        (2)  Distributor's Promises:    Distributor's primary job is to sell Supplier's products to eligible wholesale and retail accounts in the Territory as described in the mutually agreed-upon "Sales and Distribution Goals" standards on Exhibit B. Distributor promises that it: (a) has the state, federal and local licenses and permits necessary for it to do its job; (b) will keep these licenses and permits current; (c) will obey all relevant laws and regulations; (d) will help Supplier protect its trademarked brands, intellectual property and trade dress from infringement, at Supplier's expense; (e) will transport, store and insure Supplier's products as required by the "Transportation, Storage, Insurance and Quality Control" guidelines on Exhibit D; (f) will sell only Products of merchantable quality as set forth on Exhibit D; (g) will exchange important market information with Supplier as described on Exhibit C; (h) will pay Supplier for Products as called for by Exhibit A; (i) will not transfer its rights under this Agreement unless it has obtained Supplier's permission to do so; (j) will be responsible for any subdistributors; (k) will indemnify and hold Supplier harmless from all third party claims, losses and expenses (however arising), including reasonable attorneys fees and costs, connected in any manner with negligent acts (including misfeasance or nonfeasance) by Distributor in connection with the Products; (l) will provide reasonable access to Distributor's sales people to "ride with" and to communicate and follow up on specific account information; (m) will provide access to Distributor's warehouse to inspect inventory and point of sale merchandise; (n) agrees to develop an annual sales and distribution plan with mutually agreed upon goals, recognizing that goals in future periods will be based upon previous years sales and distribution performance plus a reasonable increase or decrease taking into consideration previous years trends, market conditions, new opportunities and sales and distribution performance of like distributors in like markets; and (o) will provide "Promotions, Point-of-Sale Materials, Samples and Services" as set forth on Exhibit E.

        (3)  Supplier's Promises:    Supplier's primary job is to assure that Distributor is furnished with Products and included in marketing decisions that affect the Territory. Supplier promises that it: (a) has the state, federal and local licenses and permits necessary for it to do its job; (b) will keep these licenses and permits current; (c) will obey all relevant laws and regulations; (d) will allocate its Products, if necessary, as Supplier in its sole discretion determines; (e) will assure that all Products are of merchantable quality and will deal with unmerchantable Products as set forth on Exhibit D; (f) will exchange important information with Distributor as described on Exhibit C; (g) will be responsible for producing, bottling, packaging and labeling the Products as required by state and federal law; (h) will provide "Promotions, Point-of-Sale Materials, Samples and Services" as set forth on Exhibit E; (i) will take such reasonable and lawful actions as are necessary to protect Distributor's Exclusive Territory including, but not limited to, not selling the Products to any person or entity whom the Supplier knows (or has reason to know) may directly or indirectly sell or distribute the Products in the Territory except for "National, Regional or Promotional Accounts" as described on Exhibit A; and (j) will indemnify and hold Distributor harmless from all third party claims, losses and expenses (however arising), including reasonable attorneys fees and costs, connected in any manner with Distributor's or a consumer's use of the Products, defective manufacture or processing of the Products, negligent acts (including misfeasance or nonfeasance) by Supplier in connection with the Products, any claim related to Supplier's advertising of the Products or claims relating to Supplier's trademarks, trade dress or intellectual property.

        (4)  Term and Termination:    This Agreement shall be effective on July 1, 2001 and shall remain in force for a three year period until June 30, 2004. Commencing on July 1, 2004, and on each anniversary date thereafter, the Agreement shall be automatically extended for successive one-year terms unless Supplier gives notice to Distributor of its intention not to renew the Agreement, based upon good cause, as defined in Exhibit F. Both parties agree that the promises made in this Agreement (and in the exhibits) are reasonable, material and important and the breach by either party of any promise made to the other is agreed to be "good cause" for termination or non-renewal of this Agreement. Exhibit F describes the standards to be applied to a determination of breach.

        (5)  General Legal Matters:    (a) Governing Law, Amendments and Merger: This Agreement shall be governed by the law of the State of Washington, may not be amended except by a writing signed by both parties and shall supersede any and all prior discussions between the parties concerning the subject matter. (b) Waiver: No waiver by either party of a right on any one occasion shall constitute a waiver of such right on another occasion, and all such claimed waivers must be in writing signed by the party against whom the waiver is claimed. (c) Enforceability of Clauses: If any provision of this Agreement violates any law, it shall be severed from this Agreement without affecting the rest of the Agreement. (d) Consent Required: Neither party is the agent or franchisee of the other party, and neither party, under any circumstances, may bind the other party to any agreement or obligation to any third person without the written consent of the party being bound. (e) Warranty of Authority: Both parties represent and warrant that they have the full right and authority to enter into this Agreement without violating the rights of any third party. (f) Notices: All notices shall be effective as of the date mailed or telecopied to the address and telecopier number set forth above. (g) Disputes: The parties shall first attempt to resolve any dispute related to this Agreement in an amicable manner by mediation with a mutually acceptable mediator. If unable to agree upon an acceptable mediator, either party may ask the American Arbitration Association ("AAA") to appoint a neutral mediator, and the mediation shall be conducted under the Commercial Mediation Rules of the AAA. Any disputes remaining unresolved after mediation shall be settled by binding arbitration conducted in Seattle, Washington under the Commercial Arbitration Rules of the AAA. Notwithstanding the foregoing, either party may apply to any court of competent jurisdiction for such equitable, extraordinary or injunctive relief as may be necessary to enforce the respective rights of the parties under this Agreement. The prevailing party in arbitration or litigation shall be entitled to recover its costs and reasonable attorney's fees, as determined by the arbitrator or other judge.

Both parties have negotiated this Agreement freely and in good faith with the assistance of their counsel, acknowledge having read all of the terms of the Agreement and the Exhibits, and fully understand that they are each obligated to fulfill the promises they have made to each other.

SUPPLIER:		DISTRIBUTOR:
By:	/s/	By:	/s/

Dated:	September 12, 2001	Dated:	September 5, 2001

EXHIBIT A

PRODUCTS, TERRITORY, EXCLUSIVITY AND TERMS OF SALE

1.
Products: Jones Sodas, Whoop Ass, Slim Jones and Jones Juice.

  All new products that Jones Soda Co. develops will be offered to distribute to the Distributor and the Distributor shall have a 30 day first right of refusal to distribute such products.

2.
Prices: Attached is Supplier's current price list for the Products. Supplier may amend this price list upon 30 days' written notice to Distributor.

3.	Territory:	State: Michigan	Counties: All
		State: Indiana	Counties: Dekalb, Steaben, Elkhart, LaGrange, Allen, Marshall, Noble, Whitten, Wabash, St. Joe, Porter, Kosciusko, Lake LaPorte, Starke
		State: Ohio	Counties: Lucas, Wood, Fulton, Defiance, Williams, Henry
4.
Exclusivity: The territory shall be exclusive. The Supplier has included in this Agreement and shall include in every distribution agreement that it executes with new distributors, or any renewals with existing distributors, the following provision (which is expressly included in this Agreement): The Distributor designated herein agrees that it will not violate the territorial integrity of any other distributor having an exclusive Territory granted to it by the Supplier and further agrees that in the event of a violation of this provision, the Supplier may take such action as it deems appropriate.

5.
National, Regional and Promotional Accounts:

  If the Supplier wishes to sell Product to a National Account, the Distributor shall give the Supplier its fullest cooperation to assist the Supplier or its designated supplier to supply Product to the National Account in question and to support any marketing or promotional activities initiated or endorsed by the Supplier for that National Account. The Supplier and Distributor shall:

  At any time during the term of this Agreement, the Supplier may wish to sell products to certain inaccessible accounts categorized as either Promotional or Non-DSD accounts and described below, located within the Territory. The Supplier and the Distributor shall mutually agree to the distribution of these accounts and which shall be treated as below:

  a)
  Promotional Accounts. Promotional Accounts shall be accounts targeted primarily for their strong market presence. All future Promotional Accounts shall be mutually agreed to by the parties to this Agreement in writing. The Distributor shall not be entitled to any commission for any sales to Promotional Accounts located within the Territory.

  b)
  Non-DSD Accounts. Non-DSD Accounts are national or regional accounts in the Territory that (i) require warehouse deliveries and do not permit their stores the option of receiving direct-store-delivery for any single-serve beverage products or (ii) only permit deliveries of single-serve beverage products from designated distributors. Provided these accounts do not re-sell on a wholesale basis, the Supplier will service these accounts exclusively and directly. The Supplier shall pay the Distributor *** ($***) per case sold to any of these accounts in the Territory.

    All future Non-DSD Accounts must be mutually agreed to in writing by the parties to this Agreement. In the events these accounts are acquired by the Supplier, the Supplier shall allocate a specified amount, based on these sales to the funding of regional advertising promotions in an effort to aid and support all local distributors.

6.
Inventory Levels and Ordering Cycles: Distributor shall at all times: (a) maintain an inventory level of the Products sufficient to satisfy anticipated or projected sales within the Territory for a 30-day period taking into account anticipated consumer demand on a seasonal basis and its forecast for the following quarter; and (b) notify Supplier within a reasonable period of any event within the Territory that could result in monthly projections varying more than 10% during any particular period.

7.
Terms of Sale: Distributor's orders are subject to acceptance by Supplier at its office address set forth in this agreement. Supplier may accept or reject orders and may require Distributor to use Supplier's forms and procedures. Distributor shall pay Supplier for Products shipped at the price stipulated on each invoice. Payments shall be due and payable in cleared funds by check or electronic funds transfer (or as otherwise agreed to by Supplier in writing) received by Supplier not later than *** days from the date of invoice. Invoices may be transmitted to Distributor by facsimile machine or by mail. If cleared funds are not received by Supplier for any invoice within *** days, Distributor shall pay a late charge of 1.5% of the price set forth on the invoice for each ***-day period, or part thereof, that such invoice shall remain unpaid. Supplier may, from time to time, set forth credit limits applicable to Distributor's purchases. If, in Supplier's judgment, Distributor should not be granted or continue to receive credit, whether because of an arrearage in its payments or otherwise, then Supplier has the unqualified right to reduce or withdraw entirely Distributor's credit limit (if any) or only to sell to Distributor on a cash basis, without prior notice.

  Failure by Distributor to pay any sum by the due date shall entitle Supplier to suspend any further performance under this Agreement (without prejudice to any right Supplier may have to terminate this Agreement). Supplier reserves the right at any time in its absolute discretion to demand immediate payment of any account whether due or not. Distributor may deduct from amounts it owes Supplier any amount owed by Supplier to Distributor for Supplier authorized and approved billbacks (i.e., samples, discount and incentive programs, etc.) if such amounts remain unpaid or uncredited 90 or more days after the date of Distributor's invoice. There shall be no right of off-set by Distributor for any billback invoice that is being contested in good faith by Supplier, or for which billback invoice Supplier has requested supporting documentation and such documentation has not been furnished by Distributor.

  Title to Products and risk of loss pass to Distributor when the Products have been delivered to the Distributor's premises, unless the Distributor elects to pick-up product from the Supplier wherein title and risk will pass when the product is loaded upon the Distributor's carrier at Supplier's premises.

initialed:                /s/ [Supplier]                /s/ [Distributor]

Dated: September 12, 2001

Certain information has been omitted from this page, as indicated by "***", pursuant to a request for confidential treatment that has been filed separately with the SEC.

EXHIBIT B

SALES AND DISTRIBUTION GOALS

(1)  SALES GOALS

All Jones Soda Products*	July 1, 2001—June 30, 2002	650,850 cases**

  *  All Jones Soda Products include Jones Soda, Jones Whoopass and Jones Juice
  **Jones Soda in 24 packs; Jones Whoopass in 24 packs; Jones Juice in 12 packs

For subsequent years, the parties agree to meet prior to July 1, 2002 and July 1, 2003 to establish sales goals for the upcoming year. Sales goals will be determined based on current market conditions and investment spending by both parties. For the second and third years of the agreement, the sales goal will be the greater of the new objective established, or 15% greater than the previous year. Failure to meet at least 80% of the sales goals as outlined above for the period indicated is indicative of an unsuccessful effort to distribute the Product in the Territory and the Distributor shall not be entitled to the compensation set out in Exhibit F upon such termination.

(2)    DISTRIBUTION GOALS:    Distributor shall use its commercially reasonable best efforts to place, within nine months of the date of the Agreement, at least *** (***) SKU's of Jones Soda, Whoopass Energy Drink and *** (***) SKU's of Jones Juice in not less than ***% of Distributor's accounts that carry non-alcoholic new age/alternative beverage products.

NO DUMPING:    No one retail account (consisting of one retail location or a group of affiliated retail locations considered to be one "account"), other than those identified and pre-approved by Supplier, may account for more than 10% of Distributors sales during any calendar year. In the event that more than 10% of Distributors total sales during any one calendar year are made to one or more affiliated retail account, Supplier shall consider Distributor to be "dumping" product on the market, which adversely affects Supplier's brand image in contravention of the purpose of this Agreement. In the event that sales in excess of 10% are made to one retail account (as defined herein), not previously approved, during any calendar year, the amount of such sales in excess of 10% shall not be counted towards satisfaction of Distributor's sales obligations in accordance with this Agreement

initialed:                /s/ [Supplier]                /s/ [Distributor]

Dated: September 12, 2001

Certain information has been omitted from this page, as indicated by "***", pursuant to a request for confidential treatment that has been filed separately with the SEC.

EXHIBIT C

INFORMATION EXCHANGE

(1)
REPORTS: Distributor shall report the following information on Supplier's forms on the schedule set forth below:

Depletions	30 days after month end
Forecast of Quarterly Sales	30 days before quarter begins
Annual Sales/Distribution Plan Objective Review:	Quarterly
Sales by Chain	30 days after quarter end
Number of Accounts	30 days after quarter end
Promotional Program Results	30 days after quarter end
(2)
MEETINGS: Supplier, and the person designated by Distributor as the brand manager for Supplier's products, agrees to meet at least once every quarter for the purpose of joint planning. The primary objective of such meetings shall be to review Distributor's performance during the preceding period, to develop subplans to achieve annual sales and distribution plans and to negotiate the sales and distribution projections to be applied to this Agreement for future periods. Neither Distributor nor Supplier shall be required to bear any costs of travel, room and board, etc., associated with the other party's time or travel to attend such meetings.

(3)
PROTECTION OF INFORMATION EXCHANGED: Distributor and Supplier agree that each needs accurate and timely information from the other on a regular basis to do its job properly. Each promises that it will protect and safeguard the information that it receives from the other and will not share it with any person outside of Supplier's or Distributor's organization unless (a) the party furnishing the information has given prior written permission for such information to be shared; (b) it is required to do so by a competent authority; or (c) for the purposes of enforcing the terms of this Agreement. Distributor acknowledges that certain information it receives from Supplier would be useful to Supplier's competitors, and if furnished to such competitors, would cause Supplier great harm in the marketplace.

Initialed:                /s/ [Supplier]                /s/ [Distributor]

Dated: September 12, 2001

EXHIBIT D

TRANSPORTATION, STORAGE, INSURANCE AND QUALITY CONTROL GUIDELINES

        Distributor shall ensure that only products of merchantable quality are sold. Unmerchantable product is defined to be Product that (a) is spoiled, putrid or foul, (b) does not conform to Supplier's manufacturing specifications for such Product, or (c) has sustained damage to its primary or secondary packaging and is no longer commercially marketable.

        Supplier shall replace, at its own expense, all unmerchantable Products, including transportation costs of getting replacement Product to Distributor. Supplier shall reimburse Distributor for its reasonable costs of collecting any Product (including any Product subject to a product recall ordered by any government agency having jurisdiction over the Product or either of the parties) found to be spoiled (or unfit, for any reason, for human consumption) and either destroying such Product or returning Product to Supplier (at Supplier's option) at the greater of $*** per case or Distributor's reasonable costs incurred. Supplier guarantees that the freshness of the Product from one year following the date of production.

        Distributor shall promptly notify Supplier of any complaints and/or proceedings in the Territory relating to the Products. Distributor shall provide Supplier with all reasonable cooperation and assistance to investigate the same and shall comply with any reasonable requests made by Supplier in the course of dealing with such complaints or proceedings.

        Each party warrants that it has, and shall continue to maintain at all times during the term of this Agreement, at its expense, commercial general liability insurance covering Products and complete operations in an amount not less than $5 million per occurrence in respect to bodily injury and property damage. Each party agrees to provide the other with a certificate of insurance that shall name the other as an additional insured. Such certificate shall provide that insurance coverage may only by terminated or materially modified upon at least 30 days prior written notice by the insurance company to the party affected.

initialed:                /s/ [Supplier]                /s/ [Distributor]

Dated: September 12, 2001

Certain information has been omitted from this page, as indicated by "***", pursuant to a request for confidential treatment that has been filed separately with the SEC.

EXHIBIT E

PROMOTIONS, POINT OF SALE MATERIALS, SAMPLES AND SERVICES

        Distributor and Supplier shall share equally the costs of all Product samples used in the Territory, at Distributor's laid-in cost. Distributor and Supplier shall share equally the cost of Discount and Incentive programs. Distributor and Supplier will share equally the cost of all promotional merchandise including wearables, permanent signage, and display furniture; such items to be valued at Supplier's actual cost.

        All paper point-of-sale and promotional materials produced by Supplier shall be made available to Distributor at no cost to Distributor in such amounts and at such times as Supplier determines, in its sole discretion.

        Distributor may not, without Supplier's prior written consent, create or procure the creation of any advertising or promotional materials for the Products, and Distributor shall at Supplier's request assign or procure the assignment of copyright and other intellectual property rights in any such material.

        Distributor's and Supplier's marketing activity, which includes incentive programs, local event participation, promotional merchandise, samples, advertising or special promotional programs, will be the subject of separate agreements between Supplier and Distributor made from time to time.

        Distributor will, prior to incurring an expense for which it expects reimbursement from Supplier, in whole or in part, obtain Supplier's prior written approval.

        Distributor shall provide no less a service to its customers who purchase the Products than it does for other products which it sells and shall maintain an appropriate sales force, delivery system and take other appropriate measures to increase sales and distribution of the Products in the Territory.

        Supplier will provide the following marketing credits for each of the Jones Soda products:

Jones Soda	—	$*** per case
Jones Whoopass	—	$*** per case
Jones Juice	—	$*** per case

initialed:                /s/ [Supplier]                /s/ [Distributor]

Dated: September 12, 2001

Certain information has been omitted from this page, as indicated by "***", pursuant to a request for confidential treatment that has been filed separately with the SEC.

EXHIBIT F

TERMINATION PROVISIONS

Termination

        It is the express intention of the parties that each party has the right to terminate or not to renew the annual term of this Agreement, for the reasons stated in the notice of termination and/or non-renewal, without incurring any liability to the other party except as expressly set forth herein.

        Supplier may cancel or otherwise terminate this Agreement immediately and without notice if Distributor (i) is insolvent, (ii) has given an assignment for the benefit of Distributor's creditors, (iii) has filed for bankruptcy, or (iv) has intentionally defrauded Supplier. If Supplier terminates this Agreement for any of the above stated reasons, Supplier shall not be liable to Distributor for damages and/or liquidated damages in any sum whatsoever.

        Supplier may terminate this Agreement at any time, or not renew this Agreement at the end of any specified term, for "good cause" upon 30 days notice to Distributor. "Good cause" shall mean (i) negligent or intentional misrepresentation of a material fact, (ii) the failure of Distributor to fulfill any of the promises made by Distributor in this Agreement, or (iii) the failure of Distributor to meet the performance criteria established by Supplier and Distributor pursuant to the provisions of Exhibit B. In the event the termination or non-renewal is for good cause, then during the 30-day period after written notice from Supplier, Distributor has the right to cure any default, deficiency, breach of promise or failure of performance set forth in the notice of termination or non-renewal as a basis for termination/non-renewal for cause, if the same is curable. If Distributor fails substantially to cure the default within the 30-day period, then Supplier may immediately thereafter terminate or not renew the Agreement without incurring any liability whatsoever to Distributor for damages and/or liquidated damages.

        Supplier may elect not to renew this Agreement, in its sole discretion, by sending Distributor a notice of non-renewal no later than 30 days before the first, or any later, anniversary date of this Agreement. If the termination or non-renewal is without good cause, then Distributor's damages shall be limited to and calculated in accordance with the Liquidated Damages provision of this Agreement.

Liquidated Damages

        In the event a termination or non-renewal by Supplier is without good cause, the parties agree that the damages outlined below shall be the only damages to which Distributor shall be entitled. In the event any law or regulation shall be construed to require payment by Supplier for any damages incurred by Distributor as a result of Supplier's breach or termination of this Agreement in accordance with its terms, or there shall, for any reason, be a finding that Supplier is liable to Distributor for damages resulting from Supplier's breach or termination of this Agreement, or Supplier's termination of this Agreement is without good cause, the parties agree that the damages outlined below shall be the only damages to which Distributor shall be entitled.

        The parties acknowledge that because of the uncertainties inherent in the market for the Products, the tastes of the consuming public, Distributor's profit margins, the valuation of good will, if any, and certain other factors, it would be virtually impossible to fix Distributor's actual damages, if any, that would result from Supplier's breach or termination of this Agreement in whole or in part. The parties further acknowledge that the liquidated damages, calculated as set forth below, constitute reasonable, fair and equitable compensation to Distributor for damages, if any, that Distributor may incur as a result of Supplier' breach or termination of this Agreement, particularly because Distributor is free to distribute the Products of suppliers other than Supplier.

        The parties further agree that all sums Supplier tenders under this section shall constitute the payment of valid and complete liquidated damages to the Distributor and shall be in satisfaction of any other claims amounts and in payment and settlement of all claims and liabilities which Distributor may have against Supplier in connection with, or as a result of, any such breach or termination, including any and all claims for incidental or consequential damages. The parties further acknowledge and agree that such liquidated damages do not constitute a penalty. The amount of the liquidated damages to be paid shall be an amount equal to Distributor's "gross profit" for each case of Product Distributor sold for the full consecutive twelve-month period preceding notice of termination or non-renewal of the Agreement. The term "gross profit" shall mean the difference between the cost, net of discounts, of Supplier's Product based on invoices from Supplier, and the price received by Distributor for sale and distribution of the Product plus promotional reimbursement from Supplier for discounts.

Return of Materials

        Upon expiration or any termination, within thirty (30) days after the effective date of such expiration or termination, Distributor shall return to Supplier (or shall make disposition of as directed by Supplier) all property belonging to Supplier in Distributor's possession or control. Such return (or other disposition) shall be at Supplier's expense.

Repurchase of Inventory

        Upon expiration or any termination, Supplier shall have the obligation, within thirty (30) days after the effective date of such expiration or termination, to buy Distributor's inventory of the Products, provided said Products are in good and salable condition, at Distributor's laid-in cost.

        Balancing of Accounts:    No later than thirty (30) days after the effective date of termination of this Agreement, each party shall submit to the other a statement of account detailing sums allegedly owing to or from the respective party to the other party. Both parties will then make a good faith effort to negotiate with each other and to balance the accounts between themselves. Any issues left open between the parties at the completion of the negotiations shall be submitted to dispute resolution as provided in this Agreement.

Appointment of Replacement Distributor

        Supplier shall be entitled, following the service of any notice of termination, to appoint a successor to Distributor as distributor in the Territory who shall be entitled to make himself known during the notice period as Supplier's distributor able to do business in relation to the Products with effect from the day after termination of this Agreement. Distributor shall cooperate fully with all reasonable requests made by Supplier or any such successor distributor in order to ensure the orderly transfer of the business related to the Products to such successor.

initialed:                /s/ [Supplier]                /s/ [Distributor]

Dated: September 12, 2001

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  EXHIBIT 10.4
DISTRIBUTION AGREEMENT
EXHIBIT A PRODUCTS, TERRITORY, EXCLUSIVITY AND TERMS OF SALE
EXHIBIT B SALES AND DISTRIBUTION GOALS
EXHIBIT C INFORMATION EXCHANGE
EXHIBIT D TRANSPORTATION, STORAGE, INSURANCE AND QUALITY CONTROL GUIDELINES
EXHIBIT E PROMOTIONS, POINT OF SALE MATERIALS, SAMPLES AND SERVICES
EXHIBIT F TERMINATION PROVISIONS